UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 12, 2008

ULTICOM, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-30121	22-2050748
State or Other Jurisdiction of Incorporation or Organization	(Commission File Number)	I.R.S. Employer Identification No.

1020 Briggs Road,

Mount Laurel, New Jersey

08054

(Address of Principal Executive Offices)

(Zip Code)

Registrant's telephone number, including area code: (856) 787-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)              On June 12, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Ulticom, Inc. (the “Company”) established annual cash and equity incentive target awards for the Chief Executive Officer and the Senior Vice Presidents for 2008. The target cash awards are determined by multiplying the executive’s base salary by a percentage based on such executive’s level of responsibility. The target cash award for (i) the Chief Executive Officer is 75% of base salary and (ii) each of the Senior Vice Presidents is 50% of base salary. The potential cash payout to an executive ranges from 0% to 150% of such executive’s target cash award. The target equity award for (a) the Chief Executive Officer is 70,000 restricted shares, (b) the Chief Financial Officer is 30,000 restricted shares and (c) each of the other Senior Vice Presidents is 20,000 restricted shares. The potential restricted stock grant to an executive ranges from 0% to 150% of such executive's target equity award. All equity awards will be issued pursuant to the Company’s 2005 Stock Incentive Compensation Plan.

On June 12, 2008, the Committee also approved annual revenue, operating income and individual goals as the primary metrics that it will consider in granting cash and equity incentive awards to the Chief Executive Officer and Senior Vice Presidents. While the Committee sets target awards, payout ranges and performance criteria, the Committee has the discretion to adjust any award to take into account additional factors it deems relevant, including leadership skills or other factors that occur during the performance year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTICOM, INC.

Date: June 18, 2008	By:	/s/ Shawn Osborne
Name: Shawn Osborne
Title: Chief Executive Officer